OWL CREEK ASSET MANAGEMENT, L.P.
CODE OF ETHICS

As an investment adviser, Owl Creek Asset Management, L.P. (the "Firm") stands in a position of trust and confidence with respect to our clients.  Accordingly we have a fiduciary duty to place the interests of the Funds before the interests of the Firm, our partners and our employees (together with the partners, the "Employees").  In order to assist the Firm and our Employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the "Code").  The Code incorporates the following general principles which all Employees are expected to uphold:

•	We must at all times place the interests of our Funds first.

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All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an Employee's position of trust and responsibility.

•	Employees must not take any inappropriate advantage of their positions at the Firm.

•	Information concerning the identity of securities and financial circumstances of the Funds and their investors must be kept confidential.

•	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm's reputation and instill in our Employees the Firm's commitment to honesty, integrity and professionalism.  Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below.  Failure to comply with the Code may result in disciplinary action, including termination of employment.

Terms used but not otherwise defined herein shall have the meaning ascribed to them in the Firm’s Compliance Manual or Compliance Manual Supplement for Sub-Advised Registered Funds, as applicable.

A.Persons and Accounts Covered by the Code

1.      Employees

The Code applies to all of the Firm's Employees and any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control.

2.      Access Persons

Certain provisions of the Code apply only to the Firm's "access persons".  Our access persons include any Employee who:

•	Has access to nonpublic information regarding any Fund's or Registered Fund’s holdings, purchases or sales of securities or

•	Is involved in making securities recommendations to the Funds, or has access to such recommendations that are nonpublic.

All of the Firm's officers, partners, traders and analysts are presumed to be access persons.

3.      Accounts

The requirements and restrictions contained in the Code apply to all "covered securities" in any "personal account".

a.           Personal Accounts

The term "personal account" means any securities account in which an Employee has any direct or indirect "beneficial ownership," and includes any personal account of an Employee's immediate family member (including any relative by blood or marriage either living in the Employee's household or financially dependent on the Employee).

An Employee is deemed to have beneficial ownership if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account.  For examples of indirect beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Exchange Act").

b.           Covered  Securities

The term "covered securities" includes all securities defined as "reportable securities" under Rule 204A-1 of the Investment Advisers Act of 1940 (the "Advisers Act"), and includes (for purposes of this Code):

•	Debt and equity securities;

•	Options on securities, on indices, and on currencies;

•	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs;

•	Closed-end mutual funds and closed-end unit trusts;

•	Any exchange-traded fund ("ETF") which is not an Approved ETF (as defined below), and

•	Other Registered Investment Companies such as Business Development Companies and Unit Investment Trusts.

The term "covered securities," however, does not include the following (“Excluded Securities”):

•	Direct obligations of the U.S. government (e.g., treasury securities);

•	Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements (collectively “Bank Deposits and Instruments”);

•	Shares issued by money market funds;

•	Shares of open-end mutual funds or open-end unit trusts that are not advised or sub-advised by the Firm (or the Firm's affiliates);

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm's affiliates); and

•	The following ETFs ("Approved ETFs"):

1.	SPDR S&P 500 Trust (SPY)
2.	Powershares QQQ Trust Series 1 (QQQ)
3.	iShares S&P 500 (IVV)
4.	SPDR Dow Jones Industrial Average (DIA)
5.	Midcap SPDR Trust Series 1 (MDY)
6.	iShares Russell 2000 (IWM)
7.	iShares Russell 1000 Growth (IWF)
8.	iShares Russell 1000 Value (IWD)
9.	Financial SPDR (XLF)
10.	iShares MSCI EAFE (EFA)
11.	iShares MSCI Emerging Markets (EEM)
12.	iShares MSCI Japan (EWJ)
13.	iShares Barclays 1-3 Year Treasury Bond (SHY)
14.	iShares Barclays Aggregate Bond Fund (AGG)
15.	iShares Barclays TIPS Bond (TIP)
16.	SPDR Gold Shares (GLD)
17.	Vanguard FTSE Emerging Markets ETF (VWO)
18.	iShares Barclays 20 Year Treasury Bond Fund (TLT)
19.	iShares Barclays 3-7 Year Treasury Bond Fund (IEI)
20.	iShares Barclays 7-10 Year Treasury Bond Fund (IEF)
21.	iShares Barclays 10-20 Year Treasury Bond Fund (TLH)
22.	Silver Trust (SLV)

Any questions regarding the application of these terms will be addressed by Stephen Back (the "Compliance Officer").   For the avoidance of doubt, Excluded Securities (other than Bank Deposits and Instruments) are still subject to the reporting requirements set forth in this Code of Ethics (See Section C below).

B.Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all Employees to comply with applicable federal securities laws.  These laws include the Securities Act of 1933 (the "Securities Act"), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

With respect to managed accounts sub-advised or advised by the Firm on behalf of investment companies registered under the Investment Company Act of 1940, as amended ("Registered Funds") it is, in particular, unlawful for any Employee, in connection with the purchase or sale, directly or indirectly, by an Employee of a reportable security "held or to be acquired by a Registered Fund"1:

•	To employ any device, scheme or artifice to defraud the Registered Funds;

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To make any untrue statement of a material fact to the Registered Funds or omit to state a material fact necessary in order to make the statements made to the Registered Funds, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Registered Funds; or

•	To engage in any manipulative practice with respect to the Registered Funds.

C.Securities Holdings Reports by Access Persons

1.      Initial and Annual Holdings Reports

a.           Contents of Holdings Reports

Every access person must submit both initial and annual holdings reports to Carole Lamb (the "Human Resources Manager") or the Compliance Officer, or a designee, that disclose all covered securities held in any personal account.  Each such report must contain, at a minimum:

(1)           the title and type of covered security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each covered security in any personal account;

(2)           the name and account information of any broker, dealer or bank with which the access person maintains any personal account; and

(3)           the date on which the access person submits the report.

The Human Resources Manager, in conjunction with the Compliance Officer, will review all submitted reports for compliance with applicable rules and regulations and will prepare a written summary of her review at least annually.  The Compliance Officer, or a designee, will review all reports submitted by the Human Resources Manager.  Access persons considering opening a new brokerage account should report this to the Compliance Officer to discuss potential reporting obligations.  In any event, all access persons must inform the Compliance Officer in the event a new personal account is opened by or on behalf of such access person.  Such reports may be submitted in paper format or through the Compliance Science PTCC System.

b.           Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Exhibit B, within the following time frames:

(1)           no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

(2)           at least once each year thereafter within 30 days of the end of the Firm's fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

2.      Quarterly Transaction Reports2

a.           Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the Human Resources Manager for each covered securities transaction in any personal account or for any new personal accounts established by or for the benefit of the access person.  The Human Resources Manager will review all submitted reports for compliance with applicable rules and regulations.  The report must contain, at a minimum, the following information for each transaction:

(1)           the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each covered security involved;

(2)           the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)           the price of the covered security at which the transaction was effected;

(4)           the name of the broker, dealer or bank with or through which the transaction was effected;

(5)           the date on which the access person submits the report;

(6)           in the case of new personal accounts, the name of the broker, dealer or bank with whom the access person opened such account, the date such account was opened and the date such report is submitted by the access person in respect of such new account

The Human Resources Manager will review all submitted reports for compliance with applicable rules and regulations and will prepare a written summary of her review at least quarterly.  The Compliance Officer, or a designee, will review all reports submitted by the Human Resources Manager.  Such reports may be submitted in paper format or through the Compliance Science PTCC System.

b.           Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as Exhibit C, no later than 20 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

3.      Exceptions to the Reporting Requirements

No access person is required to submit:

a.	Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control.

b.
A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

c.
A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

D.Pre-Approval for trading Covered Securities

The Firm generally prohibits purchases or short-selling by all employees of individual securities or participation in IPOs.  Every access person must obtain prior written approval (via email, hard copy or electronically via the Compliance Science PTCC System) from the Compliance Officer or General Counsel before trading for a personal account any covered security or before making any personal investments in any IPO or private placement (also referred to as a “limited offering”), including hedge funds (for the avoidance of doubt, Excluded Securities are not subject to this pre-approval requirement, other than Registered Funds).  Approval for a trade is valid for 3 business days after issued by the Compliance Officer or the General Counsel.  Any Employee seeking to trade the previously authorized security after this time has lapsed must receive a new written approval before making any such trades.

In the event that an employee has been authorized to invest in a limited offering and the Firm subsequently contemplates making an investment in such issuer on behalf of a Registered Fund or Fund, the employee shall disclose such investment and the Firm’s decision to make an investment in such issuer shall be independently reviewed by other professionals of the Firm who do not have a personal interest in such investment, including the Compliance Officer and/or General Counsel.

E.Transactions in Uncovered Securities

Although Employees are not restricted from investing in uncovered securities, including open-end mutual funds or Approved ETFs, it is expected that Employees will use their professional discretion and are discouraged from actively trading such securities.  All Employees are prohibited from trading in the shares of mutual funds for their personal accounts and for the Funds managed by the Firm in a manner inconsistent with a mutual fund's prospectus.

F.Service on Boards of Directors and Other Outside Activities

An Employee's service on the board of directors of an outside company, as well as other outside activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an Employee's duties to the Firm.  Accordingly, Employees are prohibited from serving on the boards of directors of any outside company, including not-for-profit organizations, unless the service (i) would be in the best interests of the Firm or the Funds and (ii) has been approved in writing by the Compliance Officer, General Counsel or COO.  In addition, any person serving on the board of a public company which is about to list its securities on an exchange may be required to resign either immediately or at the end of the current term.

The Firm also discourages Employees from (i) engaging in outside business ventures (such as consulting engagements or public/charitable positions); (ii) accepting any executorships, trusteeship or power of attorney (except with respect to a family member); and (iii) serving on a creditors committee except as part of the Employee's duties at the Firm.  Accordingly, an Employee must obtain pre-approval from the Compliance Officer, General Counsel or COO prior to engaging in any of these activities.

In order to ensure compliance with the Firm’s policies on the matter, the Firm has adopted a Conflicts Questionnaire, which is attached as Exhibit B to the Compliance Manual.

G.Gifts and Entertainment

In order to address conflicts of interest that may arise when an Employee accepts or gives a gift, favor, entertainment, special accommodation, or other items of value, the Firm places restrictions on gifts and entertainment.  As a general matter, no Employee may accept or give a gift or provide or receive entertainment exceeding a de minimis value, which for purposes of the Code is set at $250 to or from any one person or entity over the course of a calendar quarter.  An employee must receive prior written approval from the Compliance Officer, General Counsel or the Chief Operations Officer before accepting or receiving any gifts or any entertainment in excess of this amount.  The following specific restrictions are placed on gifts and entertainment.

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Gifts.  No Employee may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Firm.  No Employee may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or on behalf of the Firm without the prior written approval of the Compliance Officer or General Counsel.

•	Cash. No Employee may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or on behalf of the Firm.

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Entertainment.  No Employee may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the Firm.  Employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.  Any event likely to exceed a de minimis value must be approved in advance by the Compliance Officer or General Counsel.

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Government Officials.  No gift or entertainment event of any value involving government officials or their families may be given or sponsored by the Firm or any Employee without the prior written approval of the Compliance Officer or General Counsel.

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Reporting.  Each Employee must report all gifts or entertainment and get prior approval from the Compliance Officer or General Counsel for those gifts and benefits in excess of de minimis value received in connection with the Employee's employment.  The Compliance Officer or General Counsel may require that any such gift be returned to the provider or that an entertainment expense be repaid by the Employee.  The Compliance Officer also will keep records of any gifts and entertainment so reported.

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Solicited Gifts.  No Employee may use his or her position with the Firm to obtain anything of value from a client investor, prospective investor, supplier, person to whom the Employee refers business, or any other entity with which the Firm does business.

•	Referrals. Employees may not make referrals to investors or clients (e.g., of accountants, attorneys, or the like) if the Employee expects to personally benefit in any way from the referral.

H.Political Contributions

It is the policy of the Firm to comply fully with Rule 206(4)-5 under the Advisers Act, which is intended to deter advisers from seeking to influence the award of advisory contracts by certain “government entities” (including state pension funds and other government plans and programs) through making political contributions to governmental officials or engaging in other practices generally referred to as “pay-to-play.”   In addition, each potential or current government investor may be subject to additional state or local pay-to-play rules and/or its own internal pay-to-play policies that may be stricter than the SEC’s pay-to-play rules.  Accordingly, IR and Firm Management should consult with the General Counsel prior to entering into an advisory contract or subscription agreement with any investor that is a government entity in order to ensure compliance with applicable pay-to-play laws applicable to such government entity.

As such, all employees must seek pre-clearance from the Compliance Officer or General Counsel through the Compliance Science PTCC system for any political contributions to any federal, state or local government entity, official, candidate, election committee, political party, or political action committee.  Similarly, any such contributions by the Firm must also be pre-approved by the Compliance Officer and/or General Counsel.

The IR department and the General Counsel will maintain a list of all “governmental entity” investors that may be subject to Rule 206(4)-5 or analogous state requirements.  In addition, the Compliance Officer will maintain a list of all applicable political contributions made by the Firm or its Covered Associates.

All new employees must disclose any political contributions made within the prior two years of their employment.  The Compliance Officer will review all such disclosures to ensure compliance with Rule 206(4)-5 and any applicable state laws and regulations.

1.           Rule 206(4)-5 and Covered Associates

Under Rule 206(4)-5, “Covered Associates” are prohibited from making, soliciting or coordinating political contributions for the purpose of obtaining or retaining government entities as investors in any of our funds or for advisory services.

Among other things, Rule 206(4)-5 prohibits:

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an adviser from providing investment advisory services for compensation to government entities for two years after the adviser or any of its Covered Associates (defined below) has made a political contribution to a state or local government official for such governmental entity;

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an adviser and its Covered Associates from soliciting a political contribution to a state or local government official or candidate or to a political party of a state or locality where the adviser provides (or seeks to provide) advisory services to a government entity; and

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an adviser and its Covered Associates from paying a third-party placement agent or other solicitor to solicit a government entity for advisory services, unless such placement agent or solicitor is a registered investment adviser or registered broker-dealer subject to “pay-to-play” restrictions comparable to those to which a registered investment adviser is subject.

It is important to note that the failure by a Covered Associate to comply with these rules could result in significant adverse consequences to the adviser, including a two-year bar from providing advisory services for compensation to certain government entities.

As defined under Rule 206(4)-5(f)(2) of the Advisers Act, the term “Covered Associate” means:

•	Any general partner, managing member or other individual or entity with a similar status or function of the Company;

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The president; any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) of the Company; any other officer of the Company who performs a policy-making function; or any other person who performs similar policy-making functions for the Company;

•	Any person who solicits a government entity for the Company and any person who supervises, directly or indirectly, such person;

•	Any political action committee controlled by the Company or by any person described above; and

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Any other person that the CCO designates to be treated as a Covered Associate.  The Company may determine that a person should be treated as a Covered Associate because of the possibility that in the future the person may be promoted or the duties of the person may be changed.

Currently, all IR personnel, all Managing Directors, the COO, Portfolio Managers, and Assistant Portfolio Managers have been designated as Covered Associates.

Covered Associates may not (i) contribute to the political campaigns of certain candidates for or incumbents of U.S. state or local offices that have direct or indirect authority over a government entity that is a Fund investor or where the Company is seeking to have such entity become a Fund investor or (ii) make contributions to U.S. state or local political parties, political action committees or other similar entities where the contributions are proposed or requested to be directed to a candidate or incumbent described in clause (i).  Prohibited types of contributions include campaign contributions or loans, payments of campaign related debts and payments for transition or inaugural expenses (including purchasing of inaugural event tickets).

Additionally, Covered Associates may not engage in certain solicitations or coordination of political contributions or payments.  As used in this policy “solicitation” or “coordination” means any communication made, directly or indirectly, for the purpose of obtaining or arranging a political contribution or payment.  Generally, Covered Associates are not permitted to solicit any political contribution to an official or a government entity which is a Fund investor or where the Company is seeking to have such entity become a Fund investor.  Also, a Covered Associate is prohibited from soliciting or coordinating payments to the state or local chapter of a political party where a government entity which is a current or potential Fund investor is located.

2.           Pre-Clearance Requirement

To ensure compliance with SEC and other applicable “pay-to-play” requirements, each employee must obtain written pre-clearance from the Compliance Officer or General Counsel by completing and submitting a request on the Compliance Science system.  No political contributions may be made, coordinated or solicited without the prior written consent of the Compliance Officer or General Counsel.  An employee is responsible for providing all of the information necessary for the Compliance Officer or General Counsel to make the required evaluation of the proposed contribution or solicitation.

The General Counsel and Compliance Officer are ultimately responsible for determining whether a political contribution (or coordination or solicitation of a contribution) will be permitted.  While the General Counsel and Compliance Officer may permit a political contribution (or coordination or solicitation of a contribution) that is not prohibited under the Advisers Act or any other applicable law or policy, the Compliance Officer and General Counsel will consider a variety of other factors prior to deciding whether to approve any political contribution (or coordination or solicitation of a contribution) including (i) potential effects of the contribution or activity on limiting future Company business activities and the solicitation of future investors, (ii) potential limiting effects on future promotions or business activities of the employee, (iii) whether the contributor is eligible to vote for the applicable candidate, (iv) permissible de minis contributions in the applicable jurisdiction, and (v) the appearance of a conflict of interest.

3.           No Indirect Contribution or Solicitation

Employees should not seek to participate in a scheme to evade the requirements against making or soliciting political contributions.  A person should not attempt to do something indirectly that would be prohibited if done directly.  Examples of prohibited activities include but are not limited to:

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An employee should not try to funnel a prohibited political contribution through a third party.  For example, an employee should not make a payment to a third party in connection with any request or understanding that the third party would make a political contribution.

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An employee should not ask a family member, any other Company employee or any other person to make or to solicit a political contribution in a case where the employee is not permitted to make or to solicit the contribution.

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An employee should not make a contribution to a political party and seek to have the party direct the contribution to a candidate or incumbent if a political contribution to that candidate or incumbent would be prohibited if made directly by the employee.

I.Charitable Donations

Donations by the Firm or Employees to charities with the intention of influencing such charities to become investors are strictly prohibited. Notify the Compliance Officer if you perceive an actual or apparent conflict of interest in connection with any charitable contribution, or if you believe that the contribution could give an appearance of impropriety.

J.Reporting Violations

Every Employee must immediately report any violation of the Code to the Compliance Officer.  All reports will be treated confidentially and investigated promptly and appropriately.  The Firm will not retaliate against any Employee who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code.  The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

K.Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

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The Employee seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the Employee;

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The Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the Employee's or the Firm's fiduciary duty to any Fund; and

•	The Employee provides any supporting documentation that the Compliance Officer may request from the Employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

L.Administration of the Code

The Compliance Officer shall advise the chief compliance officer of each Registered Fund of any material changes to the Code so that such changes may be approved by the board of directors/trustees of each Registered Fund ("Registered Fund Board").

No less frequently than annually, the Compliance Officer shall furnish to each Registered Fund Board, a written report that: (i) describes any issues arising under the Code since the last report to the Registered Fund Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (ii) certifies that the Firm has adopted procedures reasonably necessary to prevent Employees from violating the Code (each, a “Registered Fund Report”).

The Compliance Officer, or its designees, will receive and review all reports submitted pursuant to the Code.  The Human Resources Manager, in consultation with the Compliance Officer, will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.  In addition, the Firm has implemented the Compliance Science PTCC System in order to facilitate the administration of the Code.

The Human Resources Manager, in consultation with the Compliance Officer, also will ensure that all books and records relating to the Code are properly maintained.  The books and records required to be maintained include the following:

•	A copy of each Code currently in effect and each Code that was in effect in the past five years;

•	A record of any violation of the Code, and of any action taken as a result of the violation;

•	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an Employee;

•	A copy or record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

•	A record of the names of persons who are currently, or within the past five years were, access persons and all persons who were responsible for monitoring and reviewing the Code;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO, limited offering or any other reportable securities.

•
A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception; and

•	Copies of any Registered Fund Reports made to the Registered Funds’ Boards and/or the chief compliance officers of the Registered Funds

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

M.Sanctions

Any violation of any provision of the Code may result in disciplinary action.  The Chief Operations Officer or Jeffrey Altman, in consultation with the Compliance Officer, will determine an appropriate sanction.  Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

N.Acknowledgment of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code at least annually and any amendments hereto (such copies may be provided by e-mail or through the Compliance Science PTCC system) promptly following such amendment.  Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer or General Counsel.  Each Employee must provide the Firm with a written acknowledgement (in the form provided by the Firm) at least annually evidencing the fact that such Employee has received and reviewed, and understands, the Code (such acknowledgments may be effected through the Compliance Science PTCC system).

1
For these purposes, a reportable security "held or to be acquired by a Registered Fund" means any reportable security which, within the most recent 15 days, is or has been held by a Registered Fund or is being or has been considered by the Registered Fund or the Firm for purchase for a Registered Fund.  If the Firm manages only a portion of a Registered Fund's assets (the "Allocated Portion"), a reportable security "held or to be acquired by a Registered Fund" means any reportable security which, within the most recent 15 days, is or has been held by or is being or has been considered for purchase by the Allocated Portion.

2
In addition to the reporting requirements set forth herein, all access persons must arrange for the broker-dealers of their personal accounts to forward duplicate copies of all account statements and/or confirmations, at least quarterly, to Owl Creek Asset Management, L.P., either in hard copy or electronically.